UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2012

BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana		46278
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code(317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07	Submission of Matters to a Vote of Security Holders

A special meeting of the shareholders of Brightpoint, Inc. (the “Company”) was held on September 19, 2012. 50,447,066 shares were represented in person or by proxy. Matters submitted to the shareholders and voted upon at the meeting, which are more fully described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on August 20, 2012, are as follows: (1) approval of the Agreement and Plan of Merger, dated as of June 29, 2012 (the “Merger Agreement”), by and among the Company, Ingram Micro Inc., a Delaware corporation (“Parent”) and Beacon Sub, Inc., an Indiana corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; (2) approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger; and (3) approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger. Proposals (1) and (2) were approved, as was Proposal (3), although Proposal (3) was not necessary due to shareholder approval of Proposal (1). The final voting results are set forth below.

1) The Merger Agreement was approved by the indicated votes:

For	Against	Abstain
50,302,206	122,345	22,515

2) The compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger was approved, on an advisory basis, by the indicated votes:

For	Against	Abstain
42,253,480	5,883,521	2,310,065

3) The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger was approved by the indicated votes:

For	Against	Abstain
46,536,399	3,880,282	30,385

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)

By:	/s/ Vincent Donargo

Vincent Donargo
Executive Vice President, Chief Financial Officer and Treasurer

Date: September 19, 2012